UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 28, 2011

AMERICAN STATES WATER COMPANY
 (Exact name of registrant as specified in its charter)

California	001-14431	95-4676679
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

630 East Foothill Blvd. San Dimas, California		91773
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (909) 394-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing requirement of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2011, the Compensation Committee of the Board of Directors approved the 2011 short-term incentive program (the “Bonus Program”) for the executive officers (the “Executive Officers”) of American States Water Company and its subsidiaries.  Under the terms of the Bonus Program, each of the Executive Officers is eligible to earn an objective cash bonus and a discretionary cash bonus for the 2011 calendar year.

The target aggregate bonus for Robert J. Sprowls, President and Chief Executive Officer of American States Water Company and its subsidiaries, Denise L. Kruger, Senior Vice President-Regulated Utilities for Golden State Water Company and Chaparral City Water Company, McClellan Harris III, Senior Vice President and Assistant Secretary of American States Utility Services, Inc., Eva G. Tang, Senior Vice President-Finance, Chief Financial Officer and Corporate Secretary of American States Water Company and Golden State Water Company and Treasurer of American States Water Company, and Patrick R. Scanlon, Vice President of Water Operations of Golden State Water Company and Chaparral City Water Company is 30%, 20%, 20%, 20% and 15%, respectively, of his or her base salary.  The objective bonus is 80% of the aggregate target bonus for each of these Executive Officers and will become payable based upon each Executive Officer’s attainment of specific performance targets established for the business criteria set forth in the Bonus Program.  The discretionary bonus is 20% of the aggregate target bonus for each of these Executive Officers and is payable based on the Company’s subjective assessment of the Executive Officer’s performance in the areas of our business over which he or she has responsibility.

Section 9 - Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

Exhibit 10.1	2011 Short-Term Incentive Program
Exhibit 10.2	Form of 2011 Short-Term Incentive Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN STATES WATER COMPANY:

Date: April 1, 2011	/s/ Eva G. Tang
Eva G. Tang Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer